Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 24, 2023, in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-255327) and related Prospectus of Genesis Energy, L.P. for the registration of common units, preferred securities, subordinated securities, options, warrants, rights, debt securities and guarantees of debt securities.

/s/ Ernst & Young LLP

Houston, Texas
November 30, 2023